EXHIBIT  99.1


HARLEYSVILLE  INSURANCE  ANNOUNCES  RESIGNATION  OF  M.  LEE  PATKUS

HARLEYSVILLE, PA-JANUARY 17, 2005-Harleysville Insurance announced today that M. Lee Patkus, president and chief operating officer of Harleysville Group Inc. (Nasdaq: HGIC), has resigned his positions and will leave the company on Jan. 21, 2005.
     The company also announced that, effective immediately, all senior management team members formerly reporting to Patkus now will report to Michael
L.  Browne,  Harleysville  Group's  chief  executive  officer.
     "Harleysville Insurance has benefited from Lee Patkus' leadership during his tenure with the company, and we wish him well following his decision to move on to another professional opportunity in the insurance industry," Browne said. "Lee has helped assemble an excellent management team in our insurance operations, and he leaves us in a strong position to continue to improve our results. I appreciate the support and assistance Lee has provided to me since I was named CEO nearly a year ago, and I am confident I speak for all employees in thanking him for his service to Harleysville Insurance."
     Patkus joined Harleysville in 1999 as executive vice president of field operations and subsidiaries. He was named president and COO of Harleysville Group in August 2002.
     Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville Mutual Insurance Company owns 57 percent of Harleysville Group Inc. (Nasdaq: HGIC), a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Insurance, which distributes its products exclusively through independent insurance agencies, currently operates in 32 eastern and midwestern states. Further information can be found on the company's Web site at www.harleysvillegroup.com.

                                      #####

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

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